As filed with the Securities and Exchange Commission on September 19, 2005

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  MAXXON, INC.
              (Exact name of small business issuer in its charter)

         Nevada                     0-28629                      73-1526138
         ------                     -------                      ----------
 (State of incorporation)        (SEC File No.)            (IRS Employer ID No.)

                             2073 Shell Ring Circle
                             Mt. Pleasant, SC 29466
              (Address of Principal Executive Offices and Zip Code)

                                  With Copy To:
                                Ronald C. Kaufman
                              Kaufman & Associates
                            1639 South Carson Avenue
                              Tulsa, Oklahoma 74119
                                 (918) 584-4463
                               Fax (918) 584-2207

                         Calculation of Registration Fee

                                                                                     Proposed     Proposed
                                                                                      Maximum      Maximum
                                                                       Amount to be  Offering     Aggregate    Amount of
                                                                      Registered (1) Price per    Offering    Registration
Title of Securities to be Registered                                                 Share (2)      Price        Fee (3)
----------------------------------------------------------------- ----------------- ------------ ------------ --------------
Common Stock, $0.001 par value..................................   12,000,000 (4)     $0.025        $300,000         $35.31


(1) Pursuant to Rule 416, this amount also includes an indeterminate number of additional shares which may be offered and issued by reason of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. This estimate is based upon the average of the reported high and low sales prices for a share of Maxxon, Inc. common stock on September 123, 2005..

3) Fees are calculated by multiplying the aggregate offering price by .0001177 pursuant to Section 6(b) of the Securities Act.

(4) Represents 11,000,,000 shares of common stock to be issued pursuant to legal service agreements and 1,000,000 shares of common stock to be issued pursuant to consulting agreements.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.
         We incorporate, or will be deemed to have incorporated, herein by reference the following documents:

     (1) Our Quarterly Report on Form 10-QSB for the period ended June 30, 2005 and filed with the SEC on August 19, 2005

     (2) Our Quarterly Report on Form 10-QSB for the period ended March 31, 2005 and filed with the SEC on May 23, 2005

     (3) Our Form 10-KSB for the period ended December 31, 2004 and filed with the SEC on April 15, 2005.

         Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.
         Certain legal matters with respect to the shares of common stock being registered pursuant to this registration statement will be passed upon by Kaufman & Associates, PLLC. Ronald C. Kaufman, a member of Kaufman & Associates, PLLC, will be issued three million (3,000,000) shares of common stock and options to purchase seven million (7,000,000) shares of common stock which are being registered pursuant to this Form S-8 Registration Statement.

Item 6. Indemnification of Officers and Directors.

         Our Certificate of Incorporation and Bylaws provide for indemnification to the full extent permitted by Nevada law of all persons we have the power to indemnify under Nevada law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The indemnification provisions of our Certificate of Incorporation and Bylaws may reduce the likelihood of derivative litigation against our directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our stockholders.

         We have entered into separate written indemnification agreements with our officers, directors, consultants and others. These agreements provide that we will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

Item 7. Exemption from Registration Claimed.

         Not Applicable.

Item 8. Exhibits.

   Exhibit Number   Description of Exhibit

        5.1         Opinion of Kaufman & Associates

        23.1        Consent of Sutton Robinson Freeman & Company, P.C.

        23.2        Consent of Kaufman & Associates (included in Exhibit 5.1)

Item 9. Undertakings.

         (a) The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Oklahoma, on this 19th day of September, 2005.



                                           MAXXON, INC.


                                           /s/ RONDALD L. WHEET
                                           ------------------------------
                                           Rondald L. Wheet
                                           President and Chief Executive Officer